Northsight Capital, Inc.

7740 East Evans Rd.

Scottsdale, AZ 85260

Sandor Capital Master Fund

May 15, 2015

2828 Routh St.

Dallas, TX 75201

RE: Loan to Kae Yong Park and Howard R. Baer/Issuance of Warrants

Ladies and Gentlemen:

Sandor Capital Master Fund (or its designee) (“Sandor”) is willing to loan Kae Yong Park and Howard R. Baer (collectively, “Lender”) an aggregate of $300,000, in two tranches, the first of which will be $100,000 and the second of which will be $200,000. Lender is willing to advance to the Company a minimum of $200,000, subject to Lender’s receipt of funding from Sandor.

The Lender is pledging 55,000,000 shares of Company common stock to Sandor to secure its repayment to Sandor of the $300,000 advanced.

In consideration of Sandor lending $300,000 to Lender and Lender’s loan to the Company, the Company agrees to issue Sandor (or his designee) a warrant to purchase 2,000,000 shares of Company common stock at an exercise price of $.05 per share for a term of two years. This warrant will be issued promptly upon Sandor’s completing the $300,000 advance to the Lender.

If the Company is unable to pay $300,000 back to the Lender on or before the maturity date of Lender’s promissory note to Sandor (sixty day note), Sandor has agreed to automatically extend the maturity date of such promissory note an additional thirty days to ninety days, in consideration for which the Company shall issue him warrants to purchase an additional 1,000,000 shares of common stock at an exercise price of $.05 per share for a term of two years. This warrant will be issued promptly following the automatic extension of Lender’s Note to Sandor in accordance with the terms of the Note.

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The signatories hereto, intending to be legally bound, have executed this agreement as an instrument under seal as of the date hereof.

NORTHSIGHT CAPITAL INC.

S/John Bluher

By: John Bluher, CEO

ACCEPTED AND AGREED:

Sandor Capital Master Fund

S/John Lemak

John Lemak, Manager